Exhibit 99.2

Splunk Appoints Cloud Computing and Finance Veteran Sean Boyle to its Board of Directors

SAN FRANCISCO – August 26, 2020 – Splunk Inc. (NASDAQ: SPLK), provider of the Data-to-Everything Platform, today announced the appointment of Sean Boyle to its Board of Directors.

As a board member, Boyle brings more than 25 years of finance and capital markets experience and has an extensive background in financial planning and operations, management and strategy, and a deep knowledge of cloud and Internet-of-Things (IoT) technology. With his multi-billion dollar scaling experience, Boyle served in various roles during his nearly 13 years at Amazon, including as vice president of investor relations, and chief financial officer followed by vice president of Amazon Web Services.

“Sean is a multifaceted business leader with a broad set of disciplines supporting cloud computing, e-commerce and consumer goods industries,” said Doug Merritt, President and CEO of Splunk. “We are excited to welcome him to Splunk’s Board of Directors and believe his industry expertise partnered with his financial acumen will be exceptionally valuable as Splunk continues to grow its Data-To-Everything Platform.”

“I admire the pace at which Splunk has been able to transition their business to the cloud and am honored to join their board,” said Boyle. “I look forward to the opportunity to help guide the company’s important work.”

Boyle holds a B.Com. (Hons) and an M.B.A. from the University of Windsor. He is a passionate advocate for diversity and education and serves on the board of directors at Rainier Prep, a public charter school in Seattle that creates pathways to college, careers and community leadership for more than 300 diverse middle school students.

He also serves on the board of trustees at the Fred Hutchinson Cancer Research Center, which seeks new and innovative ways to prevent, diagnose and treat cancer, HIV/AIDS and other life-threatening diseases.

About Splunk Inc.
Splunk Inc. (NASDAQ: SPLK) turns data into doing with the Data-to-Everything Platform. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.
Splunk, Splunk>, Data-to-Everything, D2E and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2020 Splunk Inc. All rights reserved.

For more information, please contact:
Media Contact
Bill Bode
Splunk Inc.
press@splunk.com

Investor Contact
Ken Tinsley
Splunk Inc.
ir@splunk.com